Exhibit 10


                              KENAN TRANSPORT COMPANY
                        Amendment to the 1994 Stock Bonus Plan



      Paragraph 11 of the 1994 Stock Bonus Plan is hereby amended and restated as follows:



11.   DEFINITIONS

a.    After-Tax Earnings:     As it pertains to the determination of the
      Stock Bonus earned by the Executive Group in any one year, after-tax earnings shall mean net income as reported in the Corporation's Annual Report to Shareholders; provided, however, that the Board of Directors shall have the discretion in any such year to exclude from the computation of net income any amount determined by the independent certified public accountants who audit the financial statements of the Corporation to be an "Extraordinary Item" under generally accepted accounting principles. The Board of Directors may make such a determination at any time prior to the Date of Issue for any Stock Bonus earned by the Executive Group.